SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report:  February 23, 2005
(Date of earliest event reported)

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

(Exact name of registrant as specified in the charter)

Delaware	0-28559	36-4408076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 South Wacker Drive, Suite 1200, Chicago, IL 60606

 (Address of Principal Executive Offices)

(312) 660-5000

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

At a meeting of the Board of Directors (the “Board”) of Universal Access Global Holdings Inc. (the “Company”) held on February 23, 2005, the Board increased the annual salary of Ms. Valerie Ianieri, Chief Sales Officer, by $10,000 to an amount equal to $225,000 per year.  The salary increase is effective beginning March 1, 2005.

Additionally, at the same meeting, the Board approved a bonus payable to Mr. Randall Lay, Chief Executive Officer, in an amount equal to $24,000. Such bonus is intended to compensate Mr. Lay for the amount of income tax liability incurred by him in connection with the Company’s payment of travel and related expenses for Mr. Lay during the year ended December 31, 2004.  The Board also approved a similar bonus for Ms. Ianieri.  The amount of Ms. Ianieri’s bonus will depend upon the amount of the tax liability incurred by her as a result of the Company’s payment of such expenses and currently is being determined by the Company.  The Board expects that the amount of Ms. Ianieri’s bonus will not exceed $20,000.

Unrelated to the foregoing, on February 24, 2005, Universal Access, Inc. (“UAI”), a subsidiary of Universal Access Global Holdings Inc., entered into a letter agreement with AT&T Corp.  The letter agreement provides that until March 31, 2005, the parties’ purchase and receipt of certain telecommunications data services will continue to be governed by the terms of the Data Services Terms and Pricing Attachment between AT&T Corp. and UAI (the “Data Attachment”).  The Data Attachment is a part of the parties’ Amended and Restated AT&T Master Carrier Agreement executed by UAI on June 19, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 24, 2005

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

/s/ Randall R. Lay

Randall R. Lay, Chief Executive Officer